Exhibit 14.1

SENSIENT TECHNOLOGIES CORPORATION

AMENDMENT TO CODE OF CONDUCT
FOR FORM 10b5-1 PLANS

     The Sensient Technologies Corporation Code of Conduct for U.S. Employees is hereby amended by inserting in the “Insider Trading” section of the Appendix thereof a new bullet point following the “Additional Trading Prohibition” bullet point, to read as follows:

•	Transactions Pursuant to Approved Rule 10b5-1 Trading Plans.

     Notwithstanding anything herein to the contrary, if a director or officer has entered into, and the Sensient board has approved, a
Rule 10b5-1 trading plan during a window period and at a time when that director or officer is not aware of any material nonpublic information regarding Sensient, the “pre-clearance,” “window period,” and “ad-hoc blackout period” bullet point provisions of this Code of Conduct shall not apply to transactions that occur pursuant to and in accordance with the Rule 10b5-1 trading plan. However, the “immediate reporting” and “additional trading prohibition” requirements of this Code of Conduct are not affected by this provision and will apply to those transactions.